Exhibit 99.1

FOR IMMEDIATE RELEASE February 24, 2021	SYMBOL: LANC TRADED: Nasdaq

LANCASTER COLONY APPOINTS ELLIOT K. FULLEN TO BOARD OF DIRECTORS

WESTERVILLE, Ohio, February 24 – Lancaster Colony Corporation (Nasdaq: LANC) announced today that its Board of Directors has appointed Elliot K. Fullen to the Company’s Board of Directors. Mr. Fullen is currently a Senior Advisor for Arsenal Capital Partners, a leading private equity firm focusing on specialty industrial and healthcare investments. His advisory firm, Fullen Business Consulting, works with private equity sponsors on small- to medium-size acquisitions. Mr. Fullen’s professional experience includes the role of Vice President and General Manager for the Epoxy Specialty Products business unit of Hexion Specialty Chemicals, and he also served as Hexion’s Vice President of Strategy and Development. An accomplished leader with over 30 years of experience, Mr. Fullen’s background encompasses global experience leading businesses and corporate strategy spanning several industries including consumer goods, specialty chemicals and healthcare packaging.

        Lancaster Colony’s Chairman, John B. Gerlach, Jr., commented, “We are excited to welcome Elliot to the Board. His breadth of experience in strategy development and execution, mergers and acquisitions, business systems and integration, and global supply chain management will further strengthen the expertise of the Board in these areas. We look forward to working with Elliot and leveraging his strong and diverse skill set to help grow our business and serve our stakeholders in the years ahead.”

        Mr. Fullen is currently a Board Member for Airnov Healthcare Packaging, a leading global manufacturer of packaging solutions to the pharmaceutical, nutraceutical and diagnostic markets. Mr. Fullen graduated from Northwestern University with a B.S. in Industrial Engineering / Management Science and was also captain of the Northwestern University basketball team. He completed his M.B.A at Purdue University’s Krannert Graduate School of Management.

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About the Company

Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.

Forward-Looking Statements

We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik, Vice President, Investor Relations and Treasurer Lancaster Colony Corporation Phone: 614/224-7141 Email: ir@lancastercolony.com